UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)       August 28, 2009

TEKNI-PLEX, INC.
(Exact name of registrant as specified in its charter)
Delaware (State or other jurisdiction of incorporation)
333-28157	22-3286312
(Commission File Number)	(I.R.S. Employer Identification No.)

1150 First Ave., Suite 501, King of Prussia, Pennsylvania	19406
(Address of principal executive offices)	(Zip Code)

(484) 690-1520
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

In connection with Mr. Edward Goldberg’s retirement as Chief Operating Officer of Tekni-Plex, Inc. (the “Company”) effective August 31, 2009, which was disclosed in a Form 8-K filed by the Company on August 10, 2009, the Company entered into a Separation Agreement with Mr. Goldberg on August 28, 2009. Pursuant to the Separation Agreement, for a period of 26 weeks beginning on September 1, 2009, Mr. Goldberg will continue to receive his base salary and the right to participate in the Company’s group health insurance plan on the same terms and conditions as he participated immediately prior to retirement. These payments and benefits are conditioned upon Mr. Goldberg executing and not revoking a release of claims against the Company and its subsidiaries.

Mr. Goldberg will also be entitled to receive a bonus payment with respect to performance in fiscal year 2009, payable at the same time as fiscal year 2009 bonuses are paid to then-current officers of the Company. The exact amount will be determined by the Company in the course of finalizing the entire fiscal year 2009 bonus program.

During the 12-month period following his retirement date, Mr. Goldberg is subject to covenants not to compete with the Company or its subsidiaries and not to solicit any employees, clients or customers of the Company or its subsidiaries. He is also subject to ongoing covenants not to disclose confidential information of the Company or its subsidiaries and not to disparage the Company, its subsidiaries or affiliates.

The Company also entered into a Consulting Agreement with Mr. Goldberg on September 1, 2009 pursuant to which he will provide consulting services to the Company for a period of six months beginning on September 1, 2009 unless terminated earlier upon 60 days written notice by either party. The Company will pay Mr. Goldberg $1,500 per work day, with the minimum monthly payment equal to $12,000. If the Company terminates the Consulting Agreement prior to the end of the six month term, it will pay Mr. Goldberg an amount equal to $72,000 less any amounts previously paid under the Consulting Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEKNI-PLEX, INC.
By:	/s/ Paul J. Young
Name: Paul J. Young Title: Chief Executive Officer

Dated:  September 3, 2009